Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

ADVANCED EMISSIONS SOLUTIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share	Rule 457(a) (2)	1,000,000 (1)(3)	$3.00 (2)	$3,000,000	$110.20 per $1,000,000	$330.60
Equity	Common stock, $0.001 par value per share	Rule 457(a) (4)	400,000 (1)(5)	$2.09 (4)	$836,000	$110.20 per $1,000,000	$92.13
Total Offering Amounts					$3,836,000		$422.73
Total Fees Offset							—
Net Fees Due							$422.73

(1) Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover such indeterminate number of additional shares of common stock, par value $0.001 per share, of the Registrant (the “Common Stock”) as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Grant Notice for Nonqualified Stock Options and Standard Terms and Conditions for Nonqualified Stock Options (the “Option Award”) and the Grant Notice for Restricted Stock Unit Award and Standard Terms and Conditions for Restricted Stock Units (the “Restricted Stock Unit Award”).
(2) For purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on the exercise price of the Option Award.
(3) Represents 1,000,000 shares of Common Stock issuable pursuant to the Option Award.
(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act based on the average of the high and low sale prices of the Common Stock, as quoted on the Nasdaq Global Market, on July 19, 2023.
(5) Represents 400,000 shares of Common Stock issuable pursuant to the Restricted Stock Unit Award.